For Release
Feb. 6, 2007
    CONTACTS:
    Patty Frank, Investors, (513) 763-1992
    Lori Dorer, Media, (513) 345-1685

Kendle Updates 2006 Earnings Estimates and
Announces Guidance for Full Year 2007

•  Gross sales of $164 million for fourth quarter 2006 represent 11 percent growth versus previous quarter and 82 percent growth from same period a year ago

•  Full-year record total new business authorizations (signed backlog and verbally awarded business) are expected to exceed $650 million

•  Updated 2006 guidance reflects net service revenues just short of the Company’s previously-provided guidance of $285 to $295 million, a revised range for GAAP EPS of $.46 to $.58 per share and a revised range for proforma EPS of $1.20 to $1.25 per share

•  2007 guidance projects net service revenues of $400 to $420 million, GAAP EPS of $1.57 to $1.77 per share and proforma EPS of $1.75 to $1.95 per share representing growth in excess of 40 percent over the previous year

CINCINNATI, Feb. 6, 2007 — In keeping with its commitment to update shareholders on earnings guidance, Kendle (Nasdaq: KNDL) today revised earnings guidance for the full year ended Dec. 31, 2006, and provided guidance for full year 2007. The Company will conduct its regularly-scheduled earnings call Feb. 14 to discuss final results for the fourth quarter and full year ended Dec. 31, 2006.

Preliminary 2006 Estimates

Gross sales of $164 million for fourth quarter 2006 represent 11 percent growth versus the previous quarter and 82 percent growth over the same period a year ago. Gross sales of $487 million for the full year represent growth at approximately three times the reported sector growth rate. Net sales for the year of $434 million represent 48 percent growth over 2005. Total business authorizations, including signed backlog and verbally awarded business, are expected to exceed $650 million, an all-time Company high.

Preliminary net service revenues for 2006 are expected to be just short of the Company’s previously-provided guidance of $285 to $295 million. This is due primarily to unexpected delays associated with anticipated signings of changes in scope.

As a consequence of an annual valuation review in the fourth quarter, Kendle recorded a one-time non-cash adjustment of $.35 per share to reflect the reduction in value of a long-term customer relationship (indefinite lived intangible asset) associated with the Company’s bioequivalence facility in Morgantown, W.Va. Reduced business with this long-term customer provides the opportunity to better leverage that facility for additional business with a broader base of customers. During the fourth quarter the Company also recorded one-time tax charges. These include tax of $.06 per share on an intercompany dividend associated with a restructuring of intercompany debt following the acquisition of the Phase II-IV clinical services business of Charles River Laboratories International Inc. and non-cash tax valuation allowances accounting for between $.01 and $.12 per share. As a result of these one-time adjustments and the reduction in net service revenues previously discussed, preliminary earnings per share (EPS) for 2006 on a GAAP basis are estimated to range between $.46 and $.58 per share, compared with the Company’s previous guidance of $1.15 to $1.25 per share. Proforma EPS before the non-cash tax valuation allowances and reduction in intangible asset, FAS 123 (R) stock option expense and amortization and other expenses related to the Company’s Charles River Clinical Services acquisition are projected to range between $1.20 and $1.25, compared with the range of $1.45 to $1.55 provided previously.

GAAP operating margin for the full year 2006 is estimated to be approximately 7 percent. Proforma operating margin for the full year 2006 is estimated at approximately 12 percent, which falls within the previously provided guidance of 12 to 13 percent.

2007 Guidance

For the full year 2007, Kendle is forecasting net service revenues between $400 and $420 million. Earnings per share on a GAAP basis are expected to fall between $1.57 and $1.77. Proforma EPS are projected to range from $1.75 to $1.95 per share before amortization of intangibles associated with the Company’s Charles River Clinical Services acquisition. GAAP operating margin is estimated to range from 12 to 14 percent. Proforma operating margin is projected to range between 13 and 15 percent.

Kendle will conduct its regularly-scheduled conference call and Webcast Feb. 14 at 8:30 a.m. Eastern Time to discuss final results for the fourth quarter and year ended Dec. 31, 2006, and expectations for 2007. Information is available at www.kendle.com.

About Kendle
Kendle International Inc. (Nasdaq: KNDL) is among the world’s leading global clinical research organizations and is the fourth-largest provider of Phase II-IV clinical development services worldwide. We deliver innovative and robust clinical development solutions — from first-in-human studies through market launch and surveillance — to help the world’s biopharmaceutical companies maximize product life cycles and grow market share.

Our global clinical development business is focused on five regions — North America, Europe, Asia/Pacific, Latin America and Africa — to meet customer needs. With the expertise of our more than 3,000 associates worldwide, Kendle has conducted clinical trials and provided regulatory and pharmacovigilance services in more than 80 countries. The company was named “Best Contract Research Organization” in November 2006 by an independent panel for Scrip World Pharmaceutical News.

Additional information and investor kits are available upon request from Kendle, 1200 Carew Tower, 441 Vine Street, Cincinnati, OH 45202 or from the Company’s Web site at www.kendle.com.

Information provided herein, which is not historical information, such as statements about prospective earnings, revenue and earnings growth, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company's business, are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors and industry consolidation, outsourcing trends in the pharmaceutical and biotechnology industries, the Company's ability to manage growth and to continue to attract and retain qualified personnel, the Company's ability to complete additional acquisitions and to integrate newly acquired businesses, the Company's ability to penetrate new markets, the fixed price nature of contracts and cost overruns, the loss, cancellation or delay of contracts or amendments thereto, the ability to maintain existing customer relationships or enter into new ones, the Company's sales cycle, the effects of exchange rate fluctuations, risks related to non-US operations and other factors described in the Company's filings with the Securities and Exchange Commission including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. No assurance can be given that the Company will be able to realize the net service revenues included in backlog and verbal awards. Kendle believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this release is current as of Feb. 6, 2007. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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